Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
filed 1996-04-01
CIK 808513

                        AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                                                                      Page

SELECTED FINANCIAL DATA                                                                                                   2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                     3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                            7

Statement of Financial Position
at December 31, 1995 and 1994                                                                                             8

Statement of Operations
for the years ended December 31, 1995, 1994 and 1993                                                                      9

Statement of Changes in Partners' Capital
for the years ended December 31, 1995, 1994 and 1993                                                                     10

Statement of Cash Flows
for the years ended December 31, 1995, 1994 and 1993                                                                     11

Notes to the Financial Statements                                                                                     12-19



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                  20

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                                                                  21

Schedule of Costs  Reimbursed to the Managing General Partner and its Affiliates
as  Required  by  Section  10.4  of  the  Amended  and  Restated  Agreement  and
Certificate of
Limited Partnership                                                                                                      22




                             SELECTED FINANCIAL DATA


        The  following  data  should be read in  conjunction  with  Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:


      Summary of
       Operations                1995               1994                1993                1992                 1991

Lease revenue               $         988,217    $      1,848,626    $      2,099,057    $      4,359,224    $       5,319,789
Net income (loss)           $        (138,635)   $        699,271    $        387,803    $       (243,574)   $        (539,206)
   Per Unit:
    Net income (loss)       $           (0.12)   $           0.61    $           0.34    $          (0.21)   $           (0.47)

    Cash distributions      $           1.12    $            2.00    $           2.00    $           1.50    $            3.12


  Financial
   Position

   Total assets             $      4,495,572    $      6,464,885    $      8,503,879     $    10,835,606     $    16,013,399

   Total long-term
    obligations                           --    $         223,620   $         591,954    $      1,117,971   $      4,041,438

   Partners' capital        $      4,194,601    $      5,614,292    $      7,192,455    $      9,082,086     $    11,033,736


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview

        As an equipment leasing partnership, American Income Partners III-B Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio progresses through various stages. Initially, all equipment generates rental revenue under primary term lease agreements. During the life of the Partnership, these agreements expire on an intermittent basis and equipment held pursuant to the related leases are renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio becomes available for remarketing and cash generated from operations and from sales or refinancings begins to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. In accordance with the Partnership's stated investment objectives and policies, the Managing General Partner is considering the winding-up of the Partnership's operations, including the liquidation of its entire portfolio. The Partnership's operations commenced in 1987.

Results of Operations

        For the year ended December 31, 1995, the Partnership recognized lease revenue of $988,217 compared to $1,848,626 and $2,099,057 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue between 1993 and 1995 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

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

        In 1995, the Partnership sold equipment which was fully depreciated to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $470,835 compared to a net gain of $199,001 and $516,300 on equipment having a net book value of $4,926 and $461,140 in 1994 and 1993, respectively.

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

        Depreciation expense was $709,153, $1,125,714 and $1,994,828 for the years ended December 31, 1995, 1994 and 1993, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life (See Note 2 to the financial statements herein).

        The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft representing an impairment, during the year ended December 31, 1995. The resulting charge, $762,100 ($0.67 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.

        Net realizable value was estimated based on (I) third-party appraisals of the Partnership's aircraft and (ii) AFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market value for passenger jet aircraft.

        Interest expense was $726 or less than 1% of lease revenue in 1995, $23,228 or 1.3% of lease revenue in 1994 and $58,308 or 2.8% of lease revenue in 1993. Interest expense is not expected to be incurred in future periods due to the retirement of all outstanding debt obligations.

        Management fees were 5% of lease revenue in each of the years ended December 31, 1995, 1994 and 1993 and will not change as a percentage of lease revenue in future years.

        Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented approximately 12.1%, 8.6% and 5.1% of lease revenue in 1995, 1994 and 1993, respectively. Operating expenses in 1994 include repair, maintenance, legal and other costs incurred in connection with the re-lease of an L1011-50 aircraft to a third party. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

        The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,234,405, $1,547,716 and $2,478,853 in 1995, 1994 and 1993, respectively. Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership experiences a higher frequency of remarketing events.

        During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to these agreement, Northwest will continue to lease the aircraft until September 3, 2000. The Partnership, which owns a 2.05% interest in these aircraft, will receive $61,542 each year through December 31, 1999 and $46,157 during the year ending December 31, 2000.

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

        Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1994, the Partnership capitalized $18,346 in connection with the upgrade of an L1011-50 aircraft. In 1995, the Partnership realized $470,835 in equipment sale proceeds compared to $203,927 and $977,440 in 1994 and 1993, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

        The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal were reported as components of financing activities. Cash inflows of $125,631 in 1993 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. No leveragings of equipment occurred in 1994 and 1995.

        Each note payable was recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincided with the lease rental term). As rental payments were collected, a portion or all of the rental payment was used to repay the associated indebtedness.

        Cash distributions to the General Partners and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1995, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $1,281,056. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Recognized Owners were allocated 99% of these distributions, or $1,268,245, and the General Partners were allocated 1%, or $12,811. The fourth quarter 1995 cash distribution was paid on January 22, 1996.

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

        The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The Managing General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                                              REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners III-B Limited Partnership:

        We have audited the accompanying statements of financial position of American Income Partners III-B Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income
Partners III-B Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

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






                                                             ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                                        The accompanying notes are an integral
                                              part of these financial
                                              statements.

                                                           -11-
                     AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994


   ASSETS                                                                     1995                             1994

   Cash and cash equivalents                                                $     802,718                    $     958,005

   Rents receivable, net of allowance for
        doubtful accounts of $60,000                                                3,044                          225,496

   Accounts receivable - affiliate                                                  5,490                          125,811

   Equipment at cost, net of accumulated
        depreciation of $7,839,693 and $10,675,416
        at December 31, 1995 and 1994, respectively                             3,684,320                        5,155,573

            Total assets                                                     $  4,495,572                     $  6,464,885


   LIABILITIES AND PARTNERS' CAPITAL

   Notes payable                                                      $                --                    $     223,620
   Accrued interest                                                                    --                            8,572
   Accrued liabilities                                                             20,000                           15,500
   Accrued liabilities - affiliate                                                 15,216                            3,557
   Deferred rental income                                                          52,247                           29,985
   Cash distributions payable to partners                                         213,508                          569,359

            Total liabilities                                                     300,971                          850,593

   Partners' capital (deficit):
        General Partners                                                         (205,925)                        (191,728)
        Limited Partnership Interests (1,127,330
        Units; initial purchase price of $25 each)                              4,400,526                        5,806,020

            Total partners' capital                                             4,194,601                        5,614,292

            Total liabilities and partners' capital                          $  4,495,572                     $  6,464,885




                                    AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993


                                                            1995                      1994                      1993
 Income:
      Lease revenue                                       $    988,217                $ 1,848,626               $ 2,099,057
      Interest income                                           42,891                     51,202                    37,642
      Gain on sale of equipment                                470,835                    199,001                   516,300
          Total income                                       1,501,943                  2,098,829                 2,652,999
 Expenses:
      Depreciation                                             709,153                  1,125,714                 1,994,828
        Write-down of equipment                                762,100                         --                        --
      Interest expense                                             726                     23,228                    58,308
      Equipment management
          fees - affiliate                                      49,411                     92,431                   104,953

      Operating expenses - affiliate                           119,188                    158,185                   107,107
          Total expenses                                     1,640,578                  1,399,558                 2,265,196

Net income (loss)                                        $    (138,635)             $    699,271                $   387,803

Net income (loss)                                   $          (0.12)            $          0.61            $         0.34
     per limited partnership unit

Cash distributions declared per limited
     partnership unit                               $           1.12            $          2.00            $         2.00



                                    AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993


                                              General
                                              Partners                    Recognized Owners

                                               Amount               Units                  Amount              Total

Balance at December 31, 1992                 $   (157,051)            1,127,330           $ 9,239,137          $  9,082,086
                                                     5,489
Net income - 1993                                   3,878                    --               383,925               387,803

Cash distributions declared                       (22,774)                   --            (2,254,660)           (2,277,434)

Balance at December 31, 1993                     (175,947)            1,127,330             7,368,402             7,192,455

Net income - 1994                                   6,993                    --               692,278               699,271

Cash distributions declared                       (22,774)                   --            (2,254,660)           (2,277,434)

Balance at December 31, 1994                     (191,728)            1,127,330             5,806,020             5,614,292

Net loss - 1995                                    (1,386)                   --              (137,249)             (138,635)

Cash distributions declared                       (12,811)                   --            (1,268,245)           (1,281,056)

Balance at December 31, 1995                 $   (205,925)            1,127,330           $ 4,400,526           $ 4,194,601



                                    AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993


                                                                     1995                  1994                  1993

Cash flows from (used in) operating activities:
Net income (loss)                                                  $    (138,635)        $     699,271         $     387,803

Adjustments  to  reconcile  net  income  (loss)  to  net  cash  from   operating
     activities:
         Depreciation                                                    709,153             1,125,714             1,994,828
             Write-down of equipment                                     762,100                    --                    --
         Gain on sale of equipment                                      (470,835)             (199,001)             (516,300)
         Decrease in allowance for doubtful accounts                          --               (53,000)                   --

Changes in assets and liabilities:
     Decrease in:
         rents receivable                                                222,452                64,267               195,495
         accounts receivable - affiliate                                 120,321                 2,962               475,446
     Increase (decrease) in:
         accrued interest                                                 (8,572)              (18,060)              (15,820)
         accrued liabilities                                               4,500               (49,000)               (8,000)
         accrued liabilities - affiliate                                  11,659                (7,976)              (22,997)
         deferred rental income                                           22,262               (17,461)              (11,602)

             Net cash from operating activities                        1,234,405             1,547,716             2,478,853

Cash flows from (used in) investing activities:
     Purchase of equipment                                                    --               (18,346)                  --
     Proceeds from equipment sales                                       470,835               203,927               977,440
             Net cash from investing activities                          470,835               185,581               977,440
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                              --                    --               125,631
     Principal payments - notes payable                                 (223,620)             (368,334)             (651,648)
     Distributions paid                                               (1,636,907)           (2,277,434)           (2,135,094)

             Net cash used in financing activities                    (1,860,527)           (2,645,768)           (2,661,111)

Net increase (decrease) in cash
     and cash equivalents                                               (155,287)             (912,471)              795,182

Cash and cash equivalents at beginning of year                           958,005             1,870,476             1,075,294

Cash and cash equivalents at end of year                            $    802,718          $    958,005          $  1,870,476


Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                       $        9,298         $      41,288        $       74,128


                         AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                                     December 31, 1995

- -16-



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

         The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on June 29, 1987, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On September 29, 1987 the Partnership issued 1,127,330 units representing assignments of limited partnership interests (the "Units") to 2,125 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. Subsequent to the Partnership's Closing on September 29, 1987, the Partnership had five General
Partners: AFG Leasing Incorporated, a Massachusetts corporation, Kestutis J. Makaitis, Daniel J. Roggemann, Martin F. Laughlin and Geoffrey A. MacDonald (collectively the "General Partners"). Messrs. Makaitis, Roggemann and Laughlin elected to withdraw as Individual General Partners. The General Partners, each of which is affiliated with American Finance Group ("AFG"), a Massachusetts partnership, are not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

                   AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)





NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

        The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1995, the Partnership had $800,000 invested in reverse repurchase agreements secured by U.S. Treasury bills or interests in U.S. Government securities.

Revenue Recognition

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no  significant  amounts are calculated on factors other than the passage of time. The leases are accounted for as operating  leases and are  noncancellable.
Rents  received  prior to their due dates are deferred.  Future minimum rents of
$1,336,884 are due as follows:
               For the year ending December 31, 1996                          $   666,013
                                                1997                              501,630
                                                1998                               61,542
                                                1999                               61,542
                                                2000                               46,157

                                               Total                           $1,336,884


        Revenue from major  individual  lessees which  accounted for 10% or more of lease revenue in each of the past three years is as follows:
                                                                         1995
                                                                                            1994               1993
Northwest Airlines, Inc.                                             $       402,598     $      493,661     $    585,067

ING Aviation Lease                                                   $       197,624                 --               --

Contract Transportation Systems Co.                                  $       100,603                 --               --

The Denver and Rio Grande Western Railroad                           $       100,260                 --               --

Equicor, Incorporated                                                            --      $      213,$39     $    226,302

Bally's Health and Tennis Corporation                                            --                  --     $    256,798

        During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to the agreement, Northwest will continue to lease these aircraft until September 3, 2000. The Partnership, which owns a 2.05% interest in these aircraft, will receive $61,542 each year through December 31, 1999 and $46,157 during the year ending December 31, 2000.

        During 1994, the Managing General Partner lowered the aggregate amount reserved against potentially uncollectable rents to $60,000. This caused an increase in lease revenue of $53,000 in 1994. The reserve was reviewed and considered adequate as of December 31, 1995. It cannot be determined whether the Partnership will recover any past due rents in the future; however, the Managing General Partner will pursue the collection of all such items. Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

Depreciation

         The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

Allocation of Profits and Losses

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 5 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit

        Net income (loss) and cash distributions per Unit are based on 1,127,330 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income (loss) and cash distributions.

Accrued Liabilities - Affiliate

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Provision for Income Taxes

        No   provision   or  benefit  from  income  taxes  is  included  in  the
accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards

        In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the impact of adoption to be material to the financial statements of the Partnership.


NOTE 3 - EQUIPMENT

        The  following is a summary of  equipment  owned by the  Partnership  at
December 31, 1995. In the opinion of AFG, the acquisition  cost of the equipment did not exceed its fair market value.
                                           Lease
                                           Term               Equipment
     Equipment Type                     (Months)               at Cost
                                                                                            Location
Aircraft                                   36-108          $   8,412,409             MN/Foreign
Motor vehicles                              12-72              1,177,235             IL
Manufacturing                               24-72                663,153             OH
Communications                               1-60                618,182             KS/MD/NJ/NY/TX
Locomotives                                 57-60                438,017             GA/MI/MO/OH/OK
Materials handling                           1-84                212,396             CA/MO/NJ/TX
Computers and peripherals                    1-60                  2,621             PA

                             Total equipment cost
                                                            11,524,013
                         Accumulated depreciation           (7,839,693)
       Equipment, net of accumulated depreciation         $  3,684,320

        In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1995, the Partnership's equipment portfolio included equipment having a proportionate original cost of $10,030,246, representing approximately 87% of total equipment cost.

        Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

        As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1995, the Partnership was not holding any equipment for sale or re-lease.

        The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft representing an impairment, during the year ended December 31, 1995. The resulting charge, $762,100 ($0.67 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                         1995                       1994                       1993

Equipment management fees                             $       49,411             $       92,431              $     104,953
Administrative charges                                        21,000                     12,000                     14,955
Reimbursable operating expenses due
     to third parties                                         98,188                    146,185                     92,152

                                   Total               $     168,599              $     250,616              $     212,060


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

        All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $5,490 by AFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1996.

        On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Plaintiffs have filed an appeal in this matter. The limited partners of the Partnership tendered approximately 99,540 units or 8.83% of the total outstanding units of the Partnership to AALP. The operations of the Partnership are not expected to be adversely affected by these proceedings or settlements.


NOTE 5 - INCOME TAXES

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

        For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partners will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partners' tax capital account. At December 31, 1995, the General Partners had a positive tax capital account balance.

        The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:

                                                             1995                     1994                      1993

Net income (loss)                                        $    (138,635)              $     699,271             $     387,803
     Financial statement depreciation in
         excess of tax depreciation                           352,477                      288,498                   965,303
      Write-down of equipment                                  762,100                          --                        --
     Prepaid rental income                                      22,262                     (17,461)                  (11,602)
     Other                                                          --                    (111,399)                  621,715
Net income for federal income tax
    reporting purposes                                    $    998,204               $     858,909              $  1,963,219


        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                         1995                                     1994

Partners' capital                                                        $  4,194,601                           $  5,614,292
 Add back selling commissions and
     organization and offering costs                                        1,188,909                              1,188,909
 Financial statement distributions in excess
     of tax distributions                                                       2,135                                  5,694
 Cumulative difference between federal income
     tax and financial statement income (loss)                            (2,288,907)                                (3,425,746)
Partners' capital for federal income tax
     reporting purposes                                                 $   3,096,738                           $  3,383,149


        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 6 - LEGAL PROCEEDINGS

        In 1991, a lessee of the Partnership, Healthcare Financial Services, Inc. and Healthcare International, Inc., the guarantor of certain lease obligations of Healthcare Financial Services, Inc., (collectively, the "Debtors") filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. The Partnership and certain other AFG-sponsored programs filed a proof of claim in this case. All of the Partnership's affected equipment, having an original cost of $116,689 and representing approximately 1% of the Partnership's aggregate equipment portfolio prior to its sale, was fully depreciated and was partially assumed by a successor sub-lessee. In November 1993, the successor sub-lessee ceased paying rent. AFG, on behalf of the Partnership and other AFG-sponsored programs, filed a complaint on November 23, 1994 in the Superior Court of the State of California to recover such unpaid rentals (including late fees, interest and other related damages) from the successor sub-lessee. The Chapter 11 proceeding of the Debtors were dismissed on July 21, 1994. On November 27, 1995, the Partnership sold the affected equipment recognizing a nominal net gain for financial statement purposes.

        On March 15, 1993, Herman's Sporting Goods, Inc., a lessee of the Partnership (the "Debtor") filed for protection under Chapter 11 of the Bankruptcy Code in the United States District Court, Trenton, New Jersey. The Chapter 11 proceeding remains pending. Certain unpaid rents due to the Partnership were scheduled by the Debtor as unsecured claims. On August 23, 1994, the Court confirmed the Debtor's First Modified Plan of Reorganization, as Amended and Modified, and the Partnership has received two of the three scheduled payments from the Debtor with respect to its unsecured claims. In addition, the Partnership sold a portion of the equipment, having an original cost of $159,647, during 1994. This disposition resulted in a net gain of $3,600 for financial statement purposes. At December 31, 1995, the Partnership's equipment portfolio included other equipment on lease to the Debtor with an original cost of approximately $31,000, which is fully depreciated for financial reporting purposes and which represents less than 1% of the Partnership's aggregate equipment portfolio. Renewal rental schedules for this equipment are currently in effect by order of the Bankruptcy Court. All scheduled renewal lease rents from the Debtor have been collected to date and the Partnership has not experienced any material losses as a result of this bankruptcy.


NOTE 7 - SUBSEQUENT EVENT

        On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

        On  January 3,  1996,  AFG and PLM  executed  an  amendment  to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

        Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.

- -22-

                 AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
               SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

                for the years ended December 31, 1995, 1994, 1993

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                             1995                      1994                      1993
Rents earned prior to disposal of equipment,
     net of interest charges                              $   4,157,961              $   2,708,776             $   5,634,384
Sale proceeds realized upon disposition of
     equipment                                                  470,835                    203,927                   977,440
Total cash generated from rents and
     equipment sale proceeds                                  4,628,796                  2,912,703                 6,611,824
Original acquisition cost of equipment                        4,306,976                  2,208,353                 6,135,896
     disposed
Excess of total cash generated to cost of
     equipment disposed                                  $      321,820             $      704,350            $      475,928



                     AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                                                  SALES AND REFINANCINGS

                                           for the year ended December 31, 1995


                                                                                    Sales and
                                                         Operations                Refinancings               Total

Net income (loss)                                    $         (609,470)        $          470,835        $         (138,635)

Add back:
     Depreciation                                               709,153                         --                   709,153
       Write-down of equipment                                  762,100                        --                   762,100
     Management fees                                             49,411                         --                    49,411

Less:
     Principal reduction of notes payable                      (223,620)                        --                  (223,620)
     Cash from operations, sales and
         refinancings                                           687,574                    470,835                 1,158,409
Less:
     Management fees                                            (49,411)                        --                   (49,411)
     Distributable cash from operations,
         sales and refinancings                                 638,163                    470,835                 1,108,998

Other sources and uses of cash:
     Cash at beginning of year                                  958,005                         --                   958,005
     Net change in receivables
         and accruals                                           372,622                         --                   372,622

Less:
     Cash distributions paid                                 (1,166,072)                  (470,835)               (1,636,907)

Cash at end of year                                  $          802,718                         --        $          802,718


                   AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
             MANAGING GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                       AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                                     December 31, 1995




        For the year ended December 31, 1995, the Partnership reimbursed the Managing General Partner and its Affiliates for the following costs:


        Operating expenses                                      $        101,719