Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
filed 1996-04-09
CIK 808513

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                    INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                           Page
                                                                          ------
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

        For each of the five years in the period ended December 31, 1995:


      Summary of
      Operations                 1995                1994                1993                1992                1991
- ------------------------    --------------      --------------      --------------      --------------      --------------
Lease revenue               $      988,217      $    1,848,626      $    2,099,057      $    4,359,224      $    5,319,789
Net income (loss)           $     (138,635)     $      699,271      $      387,803      $     (243,574)     $     (539,206)
Per Unit:
    Net income (loss)       $        (0.12)     $         0.61      $         0.34      $        (0.21)     $        (0.47)

    Cash distributions      $         1.12      $         2.00      $         2.00      $         1.50      $         3.12


      Financial
      Position
- ------------------------
Total assets               $     4,495,572      $    6,464,885      $    8,503,879      $   10,835,606      $   16,013,399

Total long-term
    obligations                         --      $      223,620      $      591,954      $    1,117,971      $    4,041,438

Partners' capital          $     4,194,601      $    5,614,292      $    7,192,455      $    9,082,086      $   11,033,736

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1995 compared to the year
         ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview
- --------

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

Results of Operations
- ---------------------

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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





                                                     /s/ Ernst & Young LLP
                                                         ERNST & YOUNG LLP




Boston, Massachusetts
March 12, 1996

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                          December 31, 1995 and 1994


ASSETS                                                1995               1994
- ------                                             ----------         ----------
Cash and cash equivalents                          $  802,718         $  958,005

Rents receivable, net of allowance for
    doubtful accounts of $60,000                        3,044            225,496

Accounts receivable - affiliate                         5,490            125,811

Equipment at cost, net of accumulated
    depreciation of $7,839,693 and $10,675,416
    at December 31, 1995 and 1994, respectively     3,684,320          5,155,573
                                                   ----------         ----------

        Total assets                               $4,495,572         $6,464,885
                                                   ==========         ==========

LIABILITIES AND PARTNERS' CAPITAL
- ---------------------------------

Notes payable                                      $       --         $  223,620
Accrued interest                                           --              8,572
Accrued liabilities                                    20,000             15,500
Accrued liabilities - affiliate                        15,216              3,557
Deferred rental income                                 52,247             29,985
Cash distributions payable to partners                213,508            569,359
                                                   ----------         ----------
        Total liabilities                             300,971            850,593
                                                   ----------         ----------
Partners' capital (deficit):
    General Partners                                 (205,925)         (191,728)
    Limited Partnership Interests (1,127,330
    Units; initial purchase price of $25 each)      4,400,526          5,806,020
                                                   ----------         ----------
         Total partners' capital                    4,194,601          5,614,292
                                                   ----------         ----------
         Total liabilities and partners' capital   $4,495,572         $6,464,885
                                                   ==========         ==========

                 The accompanying notes are an integral part
                        of these financial statements.

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993

                                                              1995                       1994                      1993
                                                          ------------                -----------               -----------
 Income:

      Lease revenue                                       $    988,217                $ 1,848,626               $ 2,099,057
      Interest income                                           42,891                     51,202                    37,642
      Gain on sale of equipment                                470,835                    199,001                   516,300
                                                          ------------                -----------               -----------
          Total income                                       1,501,943                  2,098,829                 2,652,999
                                                          ------------                -----------               -----------
 Expenses:

      Depreciation                                             709,153                  1,125,714                 1,994,828
        Write-down of equipment                                762,100                         --                        --
      Interest expense                                             726                     23,228                    58,308
      Equipment management
          fees - affiliate                                      49,411                     92,431                   104,953

      Operating expenses - affiliate                           119,188                    158,185                   107,107
                                                          ------------                -----------               -----------
          Total expenses                                     1,640,578                  1,399,558                 2,265,196
                                                          ------------                -----------               -----------

Net income (loss)                                         $   (138,635)               $   699,271               $   387,803
                                                          ============                ===========               ===========

Net income (loss)                                         $      (0.12)               $      0.61               $      0.34
     per limited partnership unit                         ============                ===========               ===========

Cash distributions declared per limited
     partnership unit                                     $       1.12                $      2.00               $      2.00
                                                          ============                ===========               ===========

                  The accompanying notes are an integral part
                        of these financial statements.

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
             for the years ended December 31, 1995, 1994 and 1993

                                              General                      Recognized Owners
                                              Partners            -----------------------------------
                                               Amount                 Units                 Amount                 Total
                                             ------------         -------------           -----------          ------------
Balance at December 31, 1992                 $   (157,051)            1,127,330           $ 9,239,137          $  9,082,086

Net income - 1993                                   3,878                    --               383,925               387,803

Cash distributions declared                       (22,774)                   --            (2,254,660)           (2,277,434)
                                             ------------         -------------           -----------          ------------

Balance at December 31, 1993                     (175,947)            1,127,330             7,368,402             7,192,455

Net income - 1994                                   6,993                    --               692,278               699,271

Cash distributions declared                       (22,774)                   --            (2,254,660)           (2,277,434)
                                             ------------         -------------           -----------          ------------

Balance at December 31, 1994                     (191,728)            1,127,330             5,806,020             5,614,292

Net loss - 1995                                    (1,386)                   --              (137,249)             (138,635)

Cash distributions declared                       (12,811)                   --            (1,268,245)           (1,281,056)
                                             ------------         -------------           -----------          ------------

Balance at December 31, 1995                 $   (205,925)            1,127,330           $ 4,400,526          $  4,194,601
                                             ============         =============           ===========          ============

                  The accompanying notes are an integral part
                        of these financial statements.

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
             for the years ended December 31, 1995, 1994 and 1993


                                                                        1995                  1994                  1993
                                                                   -------------         -------------         -------------
Cash flows from (used in) operating activities:
Net income (loss)                                                  $    (138,635)        $     699,271         $     387,803

Adjustments to reconcile net income (loss)
     to net cash from operating activities:
         Depreciation                                                    709,153             1,125,714             1,994,828
         Write-down of equipment                                         762,100                    --                    --
         Gain on sale of equipment                                      (470,835)             (199,001)             (516,300)
         Decrease in allowance for doubtful accounts                          --               (53,000)                   --

Changes in assets and liabilities:
     Decrease in:
         rents receivable                                                222,452                64,267               195,495
         accounts receivable - affiliate                                 120,321                 2,962               475,446
     Increase (decrease) in:
         accrued interest                                                 (8,572)              (18,060)              (15,820)
         accrued liabilities                                               4,500               (49,000)               (8,000)
         accrued liabilities - affiliate                                  11,659                (7,976)              (22,997)
         deferred rental income                                           22,262               (17,461)              (11,602)
                                                                   -------------         -------------         -------------
             Net cash from operating activities                        1,234,405             1,547,716             2,478,853
                                                                   -------------         -------------         -------------
Cash flows from (used in) investing activities:
     Purchase of equipment                                                    --               (18,346)                  --

     Proceeds from equipment sales                                       470,835               203,927               977,440
                                                                   -------------         -------------         -------------
             Net cash from investing activities                          470,835               185,581               977,440
                                                                   -------------         -------------         -------------
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                              --                    --               125,631
     Principal payments - notes payable                                 (223,620)             (368,334)             (651,648)
     Distributions paid                                               (1,636,907)           (2,277,434)           (2,135,094)
                                                                   -------------         -------------         -------------
             Net cash used in financing activities                    (1,860,527)           (2,645,768)           (2,661,111)
                                                                   -------------         -------------         -------------
Net increase (decrease) in cash
     and cash equivalents                                               (155,287)             (912,471)              795,182

Cash and cash equivalents at beginning of year                           958,005             1,870,476             1,075,294
                                                                   -------------         -------------         -------------
Cash and cash equivalents at end of year                           $     802,718         $     958,005         $   1,870,476
                                                                   =============         =============         =============
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                        $       9,298         $      41,288         $      74,128
                                                                   =============         =============         =============


                  The accompanying notes are an integral part
                        of these financial statements.

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1995


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $1,336,884 are due as follows:

      For the year ending December 31, 1996                    $  666,013
                                       1997                       501,630
                                       1998                        61,542
                                       1999                        61,542
                                       2000                        46,157
                                                               ----------

                                       Total                   $1,336,884
                                                               ==========

        Revenue from major individual lessees which accounted for 10% or more of lease revenue in each of the past three years is as follows:

                                                                        1995             1994            1993
                                                                     -----------     -----------     -----------
Northwest Airlines, Inc.                                             $   402,598     $   493,661     $   585,067
ING Aviation Lease                                                   $   197,624              --              --
Contract Transportation Systems Co.                                  $   100,603              --              --
The Denver and Rio Grande Western Railroad                           $   100,260              --              --
Equicor, Incorporated                                                         --     $   213,939     $   226,302
Bally's Health and Tennis Corporation                                         --              --     $   256,798

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

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

Use of Estimates
- ----------------

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
- ------------------

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

Depreciation
- ------------

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

Allocation of Profits and Losses
- --------------------------------

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 5 concerning allocation of income or loss for income tax purposes.

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Net Income (Loss) and Cash Distributions Per Unit
- -------------------------------------------------

        Net income (loss) and cash distributions per Unit are based on 1,127,330 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income (loss) and cash distributions.

Accrued Liabilities - Affiliate
- -------------------------------

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Provision for Income Taxes
- --------------------------

        No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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

NOTE 3 - EQUIPMENT
- ------------------

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                                          Lease
                                          Term                Equipment
     Equipment Type                     (Months)               at Cost                      Location
- -------------------------                ------             ------------             -----------------------
Aircraft                                 36-108             $  8,412,409             MN/Foreign
Motor vehicles                            12-72                1,177,235             IL
Manufacturing                             24-72                  663,153             OH
Communications                             1-60                  618,182             KS/MD/NJ/NY/TX
Locomotives                               57-60                  438,017             GA/MI/MO/OH/OK
Materials handling                         1-84                  212,396             CA/MO/NJ/TX
Computers and peripherals                  1-60                    2,621             PA
                                                            ------------
                           Total equipment cost               11,524,013

                       Accumulated depreciation               (7,839,693)
                                                            ------------
     Equipment, net of accumulated depreciation             $  3,684,320
                                                            ============

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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

NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                           1995                       1994                        1993
                                                      --------------             --------------              -------------
Equipment management fees                             $       49,411             $       92,431              $     104,953
Administrative charges                                        21,000                     12,000                     14,955
Reimbursable operating expenses due
     to third parties                                         98,188                    146,185                     92,152
                                                       -------------              -------------              -------------
                                   Total               $     168,599              $     250,616              $     212,060
                                                       =============              =============              =============

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

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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

NOTE 5 - INCOME TAXES
- ---------------------

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

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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

        The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:


                                                             1995                         1994                     1993
                                                         -------------               -------------             -------------
Net income (loss)                                        $    (138,635)              $     699,271             $     387,803

     Financial statement depreciation in
         excess of tax depreciation                            352,477                     288,498                   965,303
     Write-down of equipment                                   762,100                          --                        --
     Prepaid rental income                                      22,262                     (17,461)                  (11,602)
     Other                                                          --                    (111,399)                  621,715
                                                         -------------               -------------             -------------
Net income for federal income tax
    reporting purposes                                   $     998,204               $     858,909             $   1,963,219
                                                         =============               =============             =============


        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                             1995                                   1994
                                                                         ------------                           ------------
Partners' capital                                                        $  4,194,601                           $  5,614,292

 Add back selling commissions and
     organization and offering costs                                        1,188,909                              1,188,909

 Financial statement distributions in excess
     of tax distributions                                                       2,135                                  5,694

 Cumulative difference between federal income
     tax and financial statement income (loss)                             (2,288,907)                            (3,425,746)
                                                                        -------------                           ------------
Partners' capital for federal income tax
     reporting purposes                                                 $   3,096,738                           $  3,383,149
                                                                        =============                           ============

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 6 - LEGAL PROCEEDINGS
- --------------------------

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

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

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


NOTE 7 - SUBSEQUENT EVENT
- -------------------------

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                              1995                       1994                      1993
                                                          -------------              -------------             -------------
Rents earned prior to disposal of equipment,
     net of interest charges                              $   4,157,961              $   2,708,776             $   5,634,384

Sale proceeds realized upon disposition of
     equipment                                                  470,835                    203,927                   977,440
                                                          -------------              -------------             -------------
Total cash generated from rents and
     equipment sale proceeds                                  4,628,796                  2,912,703                 6,611,824

Original acquisition cost of equipment
     disposed                                                 4,306,976                  2,208,353                 6,135,896
                                                         --------------             --------------            --------------
Excess of total cash generated to cost of
     equipment disposed                                  $      321,820             $      704,350            $      475,928
                                                         ==============             ==============            ==============

              AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                            SALES AND REFINANCINGS

                     for the year ended December 31, 1995

                                                                                    Sales and
                                                         Operations                Refinancings                 Total
                                                     ------------------         ------------------        ------------------
Net income (loss)                                    $         (609,470)        $          470,835        $         (138,635)

Add back:
     Depreciation                                               709,153                         --                   709,153
     Write-down of equipment                                    762,100                         --                   762,100
     Management fees                                             49,411                         --                    49,411

Less:
     Principal reduction of notes payable                      (223,620)                        --                  (223,620)
                                                     ------------------         ------------------        ------------------
     Cash from operations, sales and
         refinancings                                           687,574                    470,835                 1,158,409
Less:

     Management fees                                            (49,411)                        --                   (49,411)
                                                     ------------------         ------------------        ------------------
     Distributable cash from operations,
         sales and refinancings                                 638,163                    470,835                 1,108,998

Other sources and uses of cash:
     Cash at beginning of year                                  958,005                         --                   958,005
     Net change in receivables
         and accruals                                           372,622                         --                   372,622

Less:
     Cash distributions paid                                 (1,166,072)                  (470,835)               (1,636,907)
                                                     ------------------         ------------------        ------------------
Cash at end of year                                  $          802,718                         --        $          802,718
                                                     ==================         ==================        ==================

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