Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP
filed 1997-03-28
CIK 808513

                          American Income Partners III
               American Income Partners III-B Limited Partnership
                Annual Report to the Partners, December 31, 1996

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                            PAGE

SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-5

FINANCIAL STATEMENTS:

     Report of Independent Auditors                                            6

     Statement of Financial Position at December 31, 1995                      7

     Statement of Changes in Net Assets in Liquidation for the Period
     October 1, 1996 to December 31, 1996                                      8

     Statement of Operations for the Period January 1, 1996
     to September 30, 1996 and for the Years Ended December 31,
     1995 and 1994                                                             9

     Statement of Changes in Partners' Capital for the Period
     January 1, 1996 to September 30, 1996 and for the Years
     Ended December 31, 1995 and 1994                                         10

     Statement of Cash Flows for the Period January 1, 1996
     to September 30, 1996 and for the Years Ended December 31,
     1995 and 1994                                                            11

     Notes to the Financial Statements                                     12-21

ADDITIONAL FINANCIAL INFORMATION:

     Schedule of Excess (Deficiency) of Total Cash Generated
     to Cost of Equipment Disposed                                            23

     Statement of Cash and Distributable Cash from Operations,
     Sales and Refinancings                                                   24

     Schedule of Costs Reimbursed to the Managing General Partner
     and its Affiliates as Required by Section 10.4 of the Amended
     and Restated Agreement and Certificate of Limited Partnership            25

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                             SELECTED FINANCIAL DATA


The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements. The discussion of the 1996 results, presented below, incorporates the nine month operating period ended September 30, 1996 and the three month liquidation period ended December 31, 1996.

For each of the five years in the period ended December 31, 1996:

SUMMARY OF OPERATIONS                1996              1995              1994             1993             1992
Lease revenue                    $   904,997       $   988,217       $ 1,848,626      $ 2,099,057      $ 4,359,224

Net income (loss)                $  (113,610)      $  (138,635)      $   699,271      $   387,803      $  (243,574)

Per Unit:
   Net income (loss)             $     (0.10)      $     (0.12)      $      0.61      $      0.34      $     (0.21)

   Cash distributions            $      3.27       $      1.12       $      2.00      $      2.00      $      1.50

FINANCIAL POSITION

Total assets                            --         $ 4,495,572       $ 6,464,885      $ 8,503,879      $10,835,606

Total long-term obligations             --                --         $   223,620      $   591,954      $ 1,117,971

Partners' capital                       --         $ 4,194,601       $ 5,614,292      $ 7,192,455      $ 9,082,086

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1995
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1994


Results of Operations and Liquidity and Capital Resources

American Income Partners III-B Limited Partnership (the Partnership) was established in 1987 as a direct-participation equipment leasing program. The Partnership's principal purpose was (i) to acquire and lease a diversified portfolio of capital equipment to third-party lessees and (ii) to distribute the net cash flow realized from the Partnership's business operations to its Partners. The Partnership was capitalized with equity contributions of $28,183,250 from its Recognized Owners and $1,000 from its Managing General Partner. Following its inception, the Partnership acquired a diversified pool of capital equipment at an aggregate cost of $45,936,281, a significant portion of which was financed by third-party banks or other institutional lenders. On September 30, 1996, the Partnership sold substantially all of its assets and thereafter wound up its operations. The Partnership was dissolved on December 31, 1996.

Organized as a limited-life entity, the Partnership was anticipated to be dissolved within approximately seven years of its formation. A significant portion of the Partnership's equipment assets, representing 76% of its original equipment portfolio, was sold in the ordinary course of business prior to September 30, 1996. On September 30, 1996, the remainder of the Partnership's equipment portfolio was sold to RSL Finance Limited Partnership II (the Buyer). Accordingly, the financial statements accompanying this discussion were prepared using the liquidation basis of accounting for the period October 1, 1996 through December 31, 1996. The Statement of Changes in Net Assets in Liquidation reflects the liquidation of assets during that period.

A comparison of current and prior years' financial results is not presented because it is not considered meaningful due the dissolution of the Partnership and the liquidation of its assets.

Prior to its dissolution, the Partnership's principal sources of revenue consisted of rental income from equipment leases and sales proceeds generated from the disposition of its equipment assets. Rental income was used first to extinguish indebtedness and second to pay the Partnership's management fees and operating expenses. Net cash flow from all sources, after satisfaction of debt service, management fees and operating expenses, was used to pay cash distributions to the Partners. Over its lifetime, the Partnership paid aggregate cash distributions of $30,016,574. In accordance with the Partnership's Amended and Restated Agreement and Certificate of Limited Partnership, the Partnership's Recognized Owners were paid 99% of such cash distributions, or $29,716,408 ($26.36 per unit) and the General Partners were paid 1% of such distributions, or $300,166. At December 31, 1996, the Partnership had a contingency reserve balance of $360,236. These funds will be used to satisfy any expenses of the Partnership which may arise after its dissolution date. To the extent that these funds are not utilized for such purposes, they will be paid to the Partners according to their respective allocation percentages, 99%, or $356,634, representing $0.32 per unit, to the Recognized Owners and 1%, or $3,602, to the General Partners.

During the second quarter of 1996, the Partnership engaged an investment adviser to solicit potential buyers for the Partnership's remaining equipment assets and associated lease contracts. The remarketing effort was undertaken jointly by 15 individual equipment leasing programs, consisting of the Partnership and 14 affiliated partnerships (the Other Affected Partnerships). Thirteen of the programs, including the Partnership, sold all of their equipment assets (the Liquidated Programs); and two programs sold only their proportionate ownership interests in certain assets owned jointly with one or more of the Liquidated Programs (collectively, the Sale Assets). Substantially all of the Partnership's equipment assets of material value represented partial ownership interests whereby the Partnership owned less than a 100% interest in the equipment it sold. The remaining interests in such assets were owned by one or more of the Other Affected Partnerships.

On September 30, 1996, the Partnership and each of the Other Affected Partnerships executed individual purchase and sale agreements with the Buyer for all of the Sale Assets, except for one McDonnell Douglas MD-82 aircraft leased to Northwest Airlines, Inc. (the NWA Aircraft), hereafter the Sales Assets, as Revised. The NWA Aircraft, in which the Partnership owned a proportionate interest of 16%, was purchased by the lessee pursuant to a separate negotiation. The Partnership realized $993,316 of net sale proceeds for the Sale Assets, as Revised and $2,083,223 for the NWA Aircraft. The latter included early termination rental payments of $259,604 from the lessee. At the date of sale, the Sale Assets, as Revised and the NWA Aircraft had net book values of $825,284 and $1,885,025, respectively. In aggregate, the Partnership and the Other Affected Partnerships realized, prior to transaction costs, $32,997,000 for all of the Sale Assets, as Revised and $13,200,000 for the NWA Aircraft. Net proceeds from the NWA Aircraft were allocated to the owners of the NWA Aircraft according to their respective percentage ownership interests. Net proceeds from the Sale Assets, as Revised were allocated to the Partnership and to each of the Other Affected Partnerships based upon an apportionment of the sales price among all equipment comprising the Sale Assets, as Revised according to each asset's estimated re-sale value, as determined by an independent appraiser. For financial reporting purposes, the Partnership recognized a net gain of $106,626 in connection with both sale transactions. In addition, the Partnership recognized a net gain of $21,254 during the nine months ended September 30, 1996 from the sale of other equipment which had a net book value of $5,951 for financial reporting purposes at the date of sale.

For the year ended December 31, 1996, the Partnership recognized lease revenue of $904,997. In addition, the Partnership earned interest income from temporary cash investments. Operating expenses consisted principally of administrative charges, professional service costs, such as legal and accounting fees, as well as printing, distribution, and remarketing expenses, including equipment storage and repairs and maintenance costs. Operating costs for 1996 include all identified costs anticipated to be incurred in connection with the Partnership's wind-up and dissolution.

On October 10, 1996, the Managing General Partner entered into a Cross Partnership Agreement (the Agreement) with the general partners of certain of the Other Affected Partnerships participating in the sales transactions described above. Pursuant to the Agreement, the Partnership and each of the other partnerships agreed to set aside a contingency reserve for future liabilities. The Agreement provides that obligations of any individual partnership which are not associated with the sales transactions will directly reduce that partnership's reserve balance, whereas costs pertaining to the sales transactions will be allocated against the reserve balances of the Partnership and each of the other partnerships on a proportionate basis. If the reserve balance of the Partnership is depleted to zero, the reserve balances contributed by the other partnerships will be debited on a proportionate basis to cover the deficit. If the reserve balances of any one of the other partnerships is depleted to zero, the reserve balance of the Partnership and any other partnerships having a positive reserve balance shall be debited on a proportionate basis to cover the deficit. Upon termination of the Agreement, any remaining monies will be distributed to the partners of those partnerships with positive reserve balances. At December 31, 1996, the Partnership had a contingency reserve balance of $360,236. To the extent that this contingency reserve is not necessary to satisfy any unforeseen liabilities of the Partnership, it will be remitted to the Partners.

In connection with the wind-up effort, AFG Leasing Incorporated, the Managing General Partner of the Partnership, was merged with and into AFG Leasing IV Incorporated effective October 17, 1996. Accordingly, AFG Leasing IV Incorporated became the Managing General Partner of the Partnership commencing October 17, 1996. AFG Leasing IV Incorporated was established in 1987 and is also the general partner or managing general partner of certain affiliated partnerships sponsored by AFG.

The dissolution of the Partnership was recorded at the Office of the Secretary of State of the Commonwealth of Massachusetts on December 31, 1996. The Partnership's business operations were concluded on that date. Immediately following the filing of the Partnership's 1996 Form 10-K, the Managing General Partner of the Partnership will file Form 15, Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, with the United States Securities and Exchange Commission.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners III-B Limited Partnership:

We have audited the accompanying statements of financial position of American Income Partners III-B Limited Partnership as of December 31, 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the two years ended December 31, 1995 and for the period from January 1, 1996 to September 30, 1996. In addition, we have audited the statement of changes in net assets in liquidation for the period from October 1, 1996 to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

As described in Note 1 to the financial statements, the Managing General Partner of American Income Partners III-B Limited Partnership approved a plan of liquidation on September 30, 1996, and the Partnership commenced liquidation shortly thereafter. As a result, the Partnership has changed its basis of accounting for periods subsequent to September 30, 1996 from the going-concern basis to a liquidation basis. The liquidation was completed and the Partnership was dissolved on December 31, 1996.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners III-B Limited Partnership as of December 31, 1995, the results of its operations and its cash flows for each of the two years ended December 31, 1995, and for the period from January 1, 1996 to September 30, 1996, and the changes in its net assets in liquidation for the period from October 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles applied on the bases described in the preceding paragraph.

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


Boston, Massachusetts
March 7, 1997

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                                DECEMBER 31, 1995


                                     ASSETS

ASSETS:
   Cash and cash equivalents                                        $   802,718
   Rents receivable, net of allowance for doubtful
     accounts of $60,000                                                  3,044
   Accounts receivable--affiliate                                         5,490
   Equipment at cost, net of accumulated depreciation
     of $7,839,693                                                    3,684,320
                                                                    -----------

           Total assets                                             $ 4,495,572
                                                                    ===========

                        LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Accrued liabilities                                              $    20,000
   Accrued liabilities--affiliate                                        15,216
   Deferred rental income                                                52,247
   Cash distributions payable to partners                               213,508
                                                                    -----------

           Total liabilities                                            300,971
                                                                    -----------


PARTNERS' CAPITAL (DEFICIT):
   General Partners                                                    (205,925)
   Limited Partnership Interests (1,127,330 Units, initial
      purchase price of $25 each)                                     4,400,526
                                                                    -----------

           Total partners' capital                                    4,194,601
                                                                    -----------


           Total liabilities and partners' capital                  $ 4,495,572
                                                                    ===========


   The accompanying notes are an integral part of these financial statements.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION
               FOR THE PERIOD OCTOBER 1, 1996 TO DECEMBER 31, 1996


INTEREST INCOME                                                       $   9,553

OPERATING EXPENSES--AFFILIATE                                           (19,735)

LIQUIDATING DISTRIBUTION                                               (360,236)
                                                                      ---------

NET DECREASE IN NET ASSETS IN LIQUIDATION DURING THE PERIOD            (370,418)

NET ASSETS IN LIQUIDATION, BEGINNING OF PERIOD                          370,418
                                                                      ---------

NET ASSETS IN LIQUIDATION, END OF PERIOD                              $    --
                                                                      =========


   The accompanying notes are an integral part of these financial statements.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              FOR THE PERIOD JANUARY 1, 1996 TO SEPTEMBER 30, 1996
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994



                                         FOR THE PERIOD
                                         JANUARY 1, 1996    FOR THE YEARS ENDED
                                         TO SEPTEMBER 30,       DECEMBER 31,
                                              1996          1995         1994

INCOME:
   Lease revenue                          $  904,997    $  988,217    $1,848,626
   Interest income                            36,623        42,891        51,202
   Gain on sale of equipment                 127,880       470,835       199,001
                                          ----------    ----------    ----------

           Total income                    1,069,500     1,501,943     2,098,829
                                          ----------    ----------    ----------

EXPENSES:
   Depreciation                              368,060       709,153     1,125,714
   Write-down of equipment                   600,000       762,100          --
   Interest expense                             --             726        23,228
   Equipment management fees--affiliate       45,250        49,411        92,431
   Operating expenses--affiliate             159,618       119,188       158,185
                                          ----------    ----------    ----------

           Total expenses                  1,172,928     1,640,578     1,399,558
                                          ----------    ----------    ----------

NET INCOME (LOSS)                         $ (103,428)   $ (138,635)   $  699,271
                                          ==========    ==========    ==========

NET INCOME (LOSS) PER LIMITED
PARTNERSHIP UNIT                          $    (0.09)   $    (0.12)   $     0.61
                                          ==========    ==========    ==========

CASH DISTRIBUTIONS DECLARED PER
LIMITED PARTNERSHIP UNIT                  $     3.27    $     1.12    $     2.00
                                          ==========    ==========    ==========


   The accompanying notes are an integral part of these financial statements.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE PERIOD JANUARY 1, 1996 TO SEPTEMBER 30, 1996
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                      GENERAL
                                                      PARTNER          RECOGNIZED OWNERS
                                                      AMOUNT          UNITS         AMOUNT          TOTAL

BALANCE, DECEMBER 31, 1993                       $  (175,947)      1,127,330    $ 7,368,402     $ 7,192,455

   Net income--1994                                    6,993            --          692,278         699,271

   Cash distributions declared                       (22,774)           --       (2,254,660)     (2,277,434)
                                                 -----------     -----------    -----------     -----------

BALANCE, DECEMBER 31, 1994                          (191,728)      1,127,330      5,806,020       5,614,292

   Net loss--1995                                     (1,386)           --         (137,249)       (138,635)

   Cash distributions declared                       (12,811)           --       (1,268,245)     (1,281,056)
                                                 -----------     -----------    -----------     -----------

BALANCE, DECEMBER 31, 1995                          (205,925)      1,127,330      4,400,526       4,194,601

   Net loss for the period January 1, 1996 to
   September 30, 1996                                 (1,034)           --         (102,394)       (103,428)

   Cash distributions declared                       (37,208)           --       (3,683,547)     (3,720,755)
                                                 -----------     -----------    -----------     -----------

BALANCE, SEPTEMBER 30, 1996                      $  (244,167)      1,127,330    $   614,585     $   370,418
                                                 ===========     ===========    ===========     ===========


   The accompanying notes are an integral part of these financial statements.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                             STATEMENT OF CASH FLOWS
              FOR THE PERIOD JANUARY 1, 1996 TO SEPTEMBER 30, 1996
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                         FOR THE PERIOD
                                                         JANUARY 1, 1996           FOR THE YEARS ENDED
                                                         TO SEPTEMBER 30,              DECEMBER 31,
                                                              1996               1995              1994
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
   Net income (loss)                                       $  (103,428)      $  (138,635)      $   699,271
   Adjustments to reconcile net income (loss) to cash
   from operating activities-
      Depreciation                                             368,060           709,153         1,125,714
      Write-down of equipment                                  600,000           762,100              --
      Gain on sale of equipment                               (127,880)         (470,835)         (199,001)
      Decrease in allowance for doubtful accounts              (60,000)             --             (53,000)
   Changes in assets and liabilities-
        Decrease (increase) in-
           Rents receivable                                     63,044           222,452            64,267
           Accounts receivable--affiliate                     (322,554)          120,321             2,962
        Increase (decrease) in-
           Accounts payable                                     90,728              --                --
           Accrued interest                                       --              (8,572)          (18,060)
           Accrued liabilities                                  47,994             4,500           (49,000)
           Accrued liabilities--affiliate                        5,277            11,659            (7,976)
           Deferred rental income                              (52,247)           22,262           (17,461)
                                                           -----------       -----------       -----------

                Net cash from operating activities             508,994         1,234,405         1,547,716
                                                           -----------       -----------       -----------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
   Purchase of equipment                                          --                --             (18,346)
   Proceeds from equipment sales                                27,205           470,835           203,927
                                                           -----------       -----------       -----------

                Net cash from investing activities              27,205           470,835           185,581
                                                           -----------       -----------       -----------

CASH FLOWS USED IN FINANCING ACTIVITIES:
   Principal payments--notes payable                              --            (223,620)         (368,334)
   Distributions paid                                         (640,524)       (1,636,907)       (2,277,434)
                                                           -----------       -----------       -----------

                Net cash used in financing activities         (640,524)       (1,860,527)       (2,645,768)
                                                           -----------       -----------       -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                     (104,325)         (155,287)         (912,471)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 802,718           958,005         1,870,476
                                                           -----------       -----------       -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                   $   698,393       $   802,718       $   958,005
                                                           ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for interest                $      --         $     9,298       $    41,288
                                                           ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

     As discussed in Notes 1 and 4, the Partnership entered into a sale transaction to dispose of its equipment portfolio. This transaction was closed on September 30, 1996. The Partnership received net sales proceeds of $993,316, that were deposited into an escrow account and transferred to the Partnership on October 3, 1996.

     As discussed in Notes 1 and 4, the Partnership entered into an additional sale transaction to dispose of its interest in an aircraft leased to Northwest Airlines, Inc. This transaction was settled on September 30, 1996. The net sales proceeds of $1,823,619 were deposited into an escrow account and transferred to the Partnership on October 3, 1996.


   The accompanying notes are an integral part of these financial statements.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


(1)  ORGANIZATION AND PARTNERSHIP MATTERS

     Organization

     The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the Uniform Act) on June 29, 1987, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On September 29, 1987, the Partnership issued 1,127,330 units, representing assignments of limited partnership interests (the Units) to 2,125 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. On December 31, 1996, the General Partners of the Partnership caused the Partnership's Amended and Restated Agreement and Certificate of Limited Partnership (the Restated Agreement, as amended) to be canceled by filing a Certificate of Cancellation with the Massachusetts Secretary under the Uniform Act. Accordingly, the Partnership was dissolved on December 31, 1996.

     The Partnership originally had five General Partners: AFG Leasing Incorporated, a Massachusetts corporation and wholly owned subsidiary of American Finance Group (AFG), a Massachusetts general partnership, which subsequently became Equis Financial Group Limited Partnership (collectively referred to herein as AFG), Kestutis J. Makaitis, Daniel J. Roggemann, Martin F. Laughlin and Geoffrey A. MacDonald (collectively the General Partners). Messrs. Makaitis, Roggemann, and Laughlin subsequently elected to withdraw as Individual General Partners. In connection with the Partnership's wind-up and dissolution, the General Partner interest of AFG Leasing Incorporated was merged with and into AFG Leasing IV Incorporated effective October 17, 1996. Accordingly, AFG Leasing IV Incorporated became the Managing General Partner of the Partnership commencing October 17, 1996. AFG Leasing IV Incorporated is a Massachusetts corporation established in 1987 and a wholly-owned subsidiary of AFG and is also the general partner or managing general partner of certain affiliated partnerships sponsored by AFG.

     Significant operations commenced September 29, 1987 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings were allocated 99% to the Recognized Owners and 1% to the General Partners.

     Under the terms of a Management Agreement between the Partnership and AFG, management services were provided by AFG to the Partnership at fees which the Managing General Partner believed to be competitive for similar services (Also see Note 4).

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(1)  ORGANIZATION AND PARTNERSHIP MATTERS (Continued)

     Organization (Continued)

     Equis Financial Group Limited Partnership (Equis) is a Massachusetts partnership formerly known as American Finance Group (AFG). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. Equis and its subsidiaries (collectively, the Company) are engaged in various aspects of the equipment leasing business, including Equis' role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by AFG (the Other Investment Programs). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting and asset tracking.

     The general partner of Equis, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in Equis' 99% limited partner, GDE Acquisition Limited Partnership (GDE LP). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

     In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym to a third party (the Buyer). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, Equis agreed not to compete with the Buyer's lease origination business for a period of five years; however, Equis is permitted to originate certain equipment leases, principally those involving noninvestment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to Equis the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(1)  ORGANIZATION AND PARTNERSHIP MATTERS (Continued)

     Basis of Presentation

     On September 30, 1996, the Partnership sold all of its equipment assets, excluding its interest in an aircraft, for $993,316. The entire remarketing effort was undertaken jointly by 15 individual equipment leasing programs, consisting of the Partnership and 14 affiliated partnerships, each of which individually executed separate purchase and sale agreements with RSL Finance Limited Partnership II (the Buyer) and certain of which entered into a collective purchase and sale agreement with Northwest Airlines, Inc.
     (NWA), to sell all or a portion of their equipment assets (the Sale Assets). Certain of these partnerships, including the Partnership, sold their collective interest in a McDonnell Douglas MD-82 aircraft (NWA Aircraft) to NWA. The net consideration for this aircraft was allocated first to remaining lease rental obligations and second to sale proceeds. The Partnership's proportionate share of this consideration was $2,083,223, including $1,823,619 representing net sale proceeds. (See Note 4.)

     On October 15, 1996, the Partnership paid a cash distribution of $3,293,739 of which $3,260,802 was paid to the Limited Partners and $32,937 was paid to the Managing General Partner. As discussed in Note 4, the Partnership had a contingency reserve of $360,236 at December 31, 1996.

     The Managing General Partner approved a plan of liquidation on September 30, 1996 and commenced liquidation on October 1, 1996. On December 31, 1996, the Managing General Partner dissolved the Partnership in accordance with the Restated Agreement, as amended.

     The financial statements presented have been prepared on a going-concern basis through September 30, 1996. Due to the dissolution of the Partnership requiring liquidation and distribution of its net assets, the Partnership changed its basis of accounting from going-concern to liquidation basis effective October 1, 1996. Liquidation basis requires that statements be prepared based on anticipated liquidating values of assets and liabilities.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Statement of Cash Flows

     The Partnership considered liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invested excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passed to the Partnership. The securities underlying the agreements were book entry securities.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Revenue Recognition

     Rents were payable to the Partnership monthly, quarterly or semi-annually and no significant amounts were calculated on factors other than the passage of time. The leases were accounted for as operating leases and were noncancellable. Rents received prior to their due dates were deferred. The Partnership's entire equipment portfolio was sold on September 30, 1996. No future minimum rents are due.

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during each of the past three years is as follows:

                                              1996         1995         1994

     Northwest Airlines, Inc.               $ 540,295    $ 402,598    $ 493,661
     ING Aviation Lease                     $ 164,064    $ 197,624         --
     Contract Transportation Systems Co.         --      $ 100,603         --
     The Denver and Rio Grande Western
       Railroad                                  --      $ 100,260         --
     Equicor, Inc.                               --           --      $ 213,939

     Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Equipment on Lease

     All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represented asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price was affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing General Partner in its best judgment, including all liens and encumbrances on the

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Equipment on Lease (Continued)

     equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

     Depreciation

     The Partnership's depreciation policy was intended to allocate the cost of equipment over the period during which it produced economic benefit. The principal period of economic benefit was considered to correspond to each asset's primary lease term, which term generally represented the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset was held on primary lease term, the Partnership depreciated the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represented estimates of equipment values at the date of primary lease expiration. To the extent that an asset was held beyond its primary lease term, the Partnership continued to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Allocation of Profits and Losses

     For financial statement purposes, net income or loss was allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 5 concerning allocation of income or loss for income tax purposes.

     Net Income (Loss) and Cash Distributions Per Unit

     Net income (loss) and cash distributions per Unit were based on 1,127,330 Units outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the General Partners' 1% share of net income (loss) and cash distributions.

     Accrued Liabilities--Affiliate

     Unpaid operating expenses paid by AFG on behalf of the Partnership were reported as Accrued Liabilities - Affiliate (see Note 4).

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Provision for Income Taxes

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

(3)  EQUIPMENT

     At September 30, 1996, the Partnership disposed of its entire equipment portfolio.

     As equipment was sold to third parties, or otherwise disposed of, the Partnership recognized a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition.

     The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft representing an impairment, during the years ended December 31, 1996 and 1995. The resulting charges, $600,000 ($0.53 per limited partnership unit) in 1996, and $762,100 ($0.67 per limited partnership unit) in 1995 were based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.

(4)  RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership were paid by AFG on behalf of the Partnership and AFG was reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1996, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                            1996           1995           1994

     Equipment management fees           $  45,250      $  49,411      $  92,431
     Administrative charges                 29,270         21,000         12,000
     Reimbursable operating expenses
        due to third parties               150,083         98,188        146,185
                                         ---------      ---------      ---------

                Total                    $ 224,603      $ 168,599      $ 250,616
                                         =========      =========      =========

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(4)  RELATED PARTY TRANSACTIONS (Continued)

     As provided under the terms of the Management Agreement, AFG was compensated for its services to the Partnership. Such services included all aspects of acquisition, management and sale of equipment. For acquisition services, AFG was compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG was compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenue or
     (ii) fees which the Managing General Partner reasonably believed to be competitive for similar services for similar equipment. Both of these fees were subject to certain limitations defined in the Management Agreement. As Payout was not achieved, AFG received no compensation for services connected to the sale of equipment under its subordinated remarketing agreement.

     Administrative charges represent amounts owed to AFG, pursuant to Section
     10.4 of the Restated Agreement, as amended, for persons employed by AFG who were engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which were reimbursed to AFG.

     All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in
     Note 2.

     All rents and proceeds from the sale of equipment were paid directly to either AFG or to a lender. AFG temporarily deposited collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership.

     On August 18, 1995, Atlantic Acquisition Limited Partnership (AALP), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the Offer) for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the Court) on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiff filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(4)  RELATED PARTY TRANSACTIONS (Continued)

     for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the Superior Court) seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Recognized Owners of the Partnership tendered 100,180 units or 8.89% of the total outstanding units of the Partnership to AALP. In September 1996, AALP sold these units to Equis for $326,860.

     The remarketing effort described in Note 1 was undertaken jointly by 15 individual equipment leasing programs, consisting of the Partnership and 14 affiliated partnerships (Other Affected Partnerships). Thirteen of the programs, including the Partnership, sold all of their equipment assets (the Liquidated Programs); and two programs sold only their proportionate ownership interests in certain assets owned jointly with one or more of the Liquidated Programs. Substantially all of the Partnership's equipment assets of material value represented partial ownership interests whereby the Partnership owned less than a 100% interest in the equipment it sold. The remaining interests in such assets were owned by one or more of the Other Affected Partnerships.

     On September 30, 1996, the Partnership and each of the Other Affected Partnerships executed individual purchase and sale agreements with the Buyer for all of the Sale Assets, except for one McDonnell Douglas MD-82 aircraft leased to Northwest Airlines, Inc., hereafter the Sale Assets, as Revised. The NWA Aircraft, in which the Partnership owned a proportionate interest of 16%, was purchased by the lessee pursuant to a separate negotiation. The Partnership realized $993,316 of net sale proceeds for the Sale Assets, as Revised and $2,083,223 for the NWA Aircraft. The latter included early termination rental payments of $259,604 from the lessee. At the date of sale, the Sale Assets, as Revised and the NWA Aircraft had net book values of $825,284 and $1,885,025, respectively. In aggregate, the Partnership and the Other Affected Partnerships realized, prior to transaction costs, $32,997,000 for all of the Sale Assets, as Revised and $13,200,000 for the NWA Aircraft. Net proceeds from the NWA Aircraft were allocated to the owners of the NWA Aircraft according to their respective percentage ownership interests. Net proceeds from the Sale Assets, as Revised were allocated to the Partnership and to each of the Other Affected Partnerships based upon an apportionment of the sales price among all equipment comprising the Sale Assets, as Revised according to each asset's estimated re-sale value, as determined by an independent appraiser.

     The Buyer is a limited partnership established to acquire the Sale Assets, as Revised, and has no direct affiliation with the Partnership, the Other Affected Partnerships, the General Partners or AFG. The sole general partner of the Buyer is RSL Holdings, Inc. (RSL). An affiliate of RSL purchased a significant limited partnership interest in a direct-participation equipment leasing program co-sponsored by AFG in 1992. AFG acquired this interest in 1993 for cash and assumption of indebtedness. There have been no other business dealings between the Buyer and AFG and their affiliates.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(4)  RELATED PARTY TRANSACTIONS (Continued)

     On October 10, 1996, the Managing General Partner entered into a Cross Partnership Agreement (the Agreement) with the general partners of certain of the Other Affected Partnerships participating in the sales transactions described above. Pursuant to the Agreement, the Partnership and each of the other partnerships agreed to set aside a contingency reserve for future liabilities. The Agreement provides that obligations of any individual partnership which are not associated with the sales transactions will directly reduce that partnership's reserve balance, whereas costs pertaining to the sales transactions will be allocated against the reserve balances of the Partnership and each of the other partnerships on a proportionate basis. If the reserve balance of the Partnership is depleted to zero, the reserve balances contributed by the other partnerships will be debited on a proportionate basis to cover the deficit. If the reserve balances of any one of the other partnerships is depleted to zero, the reserve balance of the Partnership and any other partnerships having a positive reserve balance shall be debited on a proportionate basis to cover the deficit. Upon termination of the Agreement, any remaining monies will be distributed to the partners of those partnerships with positive reserve balances. At December 31, 1996, the Partnership had a contingency reserve balance of $360,236. To the extent that this contingency reserve is not necessary to satisfy any unforeseen liabilities of the Partnership, it will be remitted to the Partners.

     In connection with the wind-up effort, AFG Leasing Incorporated, the Managing General Partner of the Partnership, was merged with and into AFG Leasing IV Incorporated effective October 17, 1996. Accordingly, AFG Leasing IV Incorporated became the Managing General Partner of the Partnership commencing October 17, 1996. AFG Leasing IV Incorporated was established in 1987 and is also the general partner or managing general partner of certain affiliated partnerships sponsored by AFG.

(5)  INCOME TAXES

     The Partnership was not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes was recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocated net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocated net income or net loss in accordance with such agreement.

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(5)  INCOME TAXES (Continued)

     The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                            1996          1995          1994

     Net income (loss)                   $ (113,610)   $ (138,635)   $  699,271
     Financial statement depreciation
        in excess of tax depreciation       195,965       352,477       288,498
     Write-down of equipment                600,000       762,100          --
     Prepaid rental income                  (52,247)       22,262       (17,461)
     Other                                1,381,959          --        (111,399)
                                         ----------    ----------    ----------

     Net income for federal income tax
        reporting purposes
                                         $2,012,067    $  998,204    $  858,909
                                         ==========    ==========    ==========

     The principal component of Other consists of the difference between the tax gain on equipment disposals and the financial statement gain on disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the year ended December 31, 1995. A reconciliation for the year ended December 31, 1996 has not been presented, as partners' capital for financial statement and federal income tax reporting purposes is zero.

           Partners' capital                              $ 4,194,601

          Add back selling commissions and
          organization and offering costs                   1,188,909

          Financial statement distributions in
          excess of tax distributions                           2,135

          Cumulative difference between federal
          income tax and financial statement
          income (loss)                                    (2,288,907)
                                                          -----------

          Partners' capital for federal income tax
          reporting purposes                              $ 3,096,738
                                                          ===========

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

                        ADDITIONAL FINANCIAL INFORMATION

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

                  SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH
                     GENERATED TO COST OF EQUIPMENT DISPOSED
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


The Partnership classified all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment was sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represented the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

The following is a summary of cash excess associated with equipment dispositions occurring during the years ended December 31, 1996, 1995 and 1994.

                                                              1996              1995              1994
Rents earned prior to disposal of equipment, net of
interest charges                                         $ 13,053,069      $  4,157,961      $  2,708,776

Sale proceeds realized upon disposition of
equipment                                                   2,844,140           470,835           203,927
                                                         ------------      ------------      ------------

Total cash generated from rents and equipment
sale proceeds                                              15,897,209         4,628,796         2,912,703

Original acquisition cost of equipment disposed            11,524,013         4,306,976         2,208,353
                                                         ------------      ------------      ------------

Excess of total cash generated to cost of
equipment disposed                                       $  4,373,196      $    321,820      $    704,350
                                                         ============      ============      ============

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP


                    STATEMENT OF CASH AND DISTRIBUTABLE CASH
                     FROM OPERATIONS, SALES AND REFINANCINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                 SALES AND
                                                              OPERATIONS        REFINANCINGS          TOTAL
NET INCOME (LOSS)                                            $   (241,490)      $    127,880       $   (113,610)

ADD BACK:
   Depreciation                                                   368,060               --              368,060
   Write-down of equipment                                        600,000               --              600,000
   Decrease in allowance for doubtful accounts                    (60,000)              --              (60,000)
   Management fees                                                 45,250               --               45,250
   Book value of disposed equipment                                  --            2,716,260          2,716,260
                                                             ------------       ------------       ------------

           Cash from operations, sales and refinancings           711,820          2,844,140          3,555,960

LESS:
   Management fees                                                (45,250)              --              (45,250)
                                                             ------------       ------------       ------------

           Distributable cash from operations,
           sales and refinancings                                 666,570          2,844,140          3,510,710

OTHER SOURCES AND USES OF CASH:
   Cash, beginning of year                                        802,718               --              802,718
   Net change in receivables and accruals                         (18,929)              --              (18,929)

LESS:
   Cash distributions paid                                     (1,090,123)        (2,844,140)        (3,934,263)
   Liquidating distribution                                      (360,236)              --             (360,236)
                                                             ------------       ------------       ------------

CASH, END OF YEAR                                            $       --         $       --         $       --
                                                             ============       ============       ============

               AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP

          SCHEDULE OF COSTS REIMBURSED TO THE MANAGING GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED BY SECTION 10.4 OF THE AMENDED AND RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                DECEMBER 31, 1996


For the year ended December 31, 1996, the Partnership reimbursed the Managing General Partner and its Affiliates for the following costs:

          Operating expenses                                 $ 179,315